Exhibit 10.4
PEPSICO STOCK OPTION RETENTION AWARD
STOCK OPTION TERMS AND CONDITIONS
     These Terms and Conditions along with the PepsiCo Stock Option Retention Award Summary (the “Award Summary”) delivered herewith and signed by the individual named on the Award Summary (the “Participant”) shall constitute an Agreement made as of the Grant Date (as indicated on the Award Summary) by and between PepsiCo, Inc., a North Carolina corporation having its principal office at 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo,” and with its divisions and direct and indirect subsidiaries, the “Company”), and the Participant.
WITNESSETH:
     WHEREAS, the Board of Directors and shareholders of PepsiCo have approved the PepsiCo, Inc. 2007 Long-Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and
     WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”), by resolution duly adopted at a meeting held on or prior to the Grant Date, authorized the grant to the Participant of the stock options set forth on the Award Summary; and
     WHEREAS, awards granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine.
     NOW, THEREFORE, it is mutually agreed as follows:
     A. Terms and Conditions Applicable to Stock Options. These terms and conditions shall apply with respect to the stock options granted to the Participant as indicated on the Award Summary.
          1. Grant. In consideration of the Participant remaining in the employ of the Company and agreeing to be bound by the covenants of Paragraph B, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, the right and option to purchase the number of shares of PepsiCo Common Stock, par value $.0167 per share, indicated on the Award Summary at the Grant/Exercise Price per share indicated on the Award Summary (the “Option Exercise Price”), which was the Fair Market Value (as defined below) of PepsiCo Common Stock on the Grant Date, rounded up to the nearest one-fourth. The right to purchase each such share is referred to herein as an “Option.” All Options granted hereunder shall be “Non-Qualified Stock Options” as defined in the Plan.
          2. Vesting and Exercisability. Subject to the terms and conditions set forth herein, the number of Options specified in the Award Summary shall become vested on each vesting date set forth in the Award Summary (“Vesting Date”). The specified number of Options shall be exercisable from the applicable Vesting Date through the expiration date set forth in the Award Summary (the “Expiration Date”). Options may vest only while the Participant is actively employed by the Company. Once vested and exercisable, and until terminated, all or any portion of the Options may be exercised from time to time and at any time under procedures that the Committee or its delegate shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time.

          3. Exercise Procedure. Subject to terms and conditions set forth herein, Options may be exercised by giving written notice of exercise to PepsiCo in the manner specified from time to time by PepsiCo. The aggregate Option Exercise Price for the shares being purchased, together with any amount which the Company may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of issuance of such shares.
          4. Effect of Termination of Employment, Death, Retirement and Total Disability.
               (a) Termination of Employment. Options may vest only while the Participant is actively employed by the Company. Thus, no vesting shall occur following the termination of the Participant’s active employment with the Company, and all unvested Options shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates. Only vested Options may be exercised. Subject to subparagraphs 4(b), 4(c) and 4(d), vested Options shall be exercisable until, and shall automatically be forfeited and cancelled upon, the earlier of the Expiration Date and the date that is the last trading day on the New York Stock Exchange during the 90-calendar day period after the date the Participant’s employment with the Company terminates. It is intended that an authorized severance leave of absence may extend employment for purposes of determining the period when vested Options may be exercised. However, an authorized severance leave of absence will not be treated as active employment and, as a result, vesting of unvested Options will not be extended by any such period.
               (b) Death or Total Disability. If the Participant’s employment terminates, by reason of the Participant’s death or Total Disability (as defined below), then: (i) a portion of the Options shall vest on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability), with such portion determined in proportion to the Participant’s active service (measured in calendar days) during the period commencing on the Grant Date and ending on the Vesting Date for the Options (determined separately for the specified number of Options related to each Vesting Date); (ii) the Options (that are vested as provided above) shall continue to become exercisable on the applicable Vesting Date in accordance with this Agreement, with no change in the earliest date of exercise as a result of the vesting provided by this subparagraph 4(b); and (iii) the Options (that are vested as provided above) may be exercised by the Participant’s legal representative (or any person to whom the Options may be transferred by will or the applicable laws of descent and distribution), in the event of death, or the Participant, in the event of Total Disability, in accordance with this Agreement.
               (c) Retirement. In the event that, prior to the expiration of the Options, the Participant ceases to be an employee of the Company by reason of the Participant’s Retirement (as defined below), then the Participant shall continue to be vested with and have the right to exercise those Options which are vested and exercisable as of the Participant’s Retirement Date until the Expiration Date in accordance with this Agreement. Any Options which are not vested as of the Participant’s Retirement Date shall automatically expire and terminate on the Retirement Date.
               (d) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below) as a result of actions by PepsiCo, the Options shall continue to vest and to become exercisable after such transfer and shall remain outstanding and be exercisable in accordance with this Agreement by treating the Participant’s employment with the Related Entity as employment with the Company for purposes of this Agreement.

     B. Prohibited Conduct.
          In consideration of the Company disclosing and providing access to Confidential Information, as more fully described in Paragraph B.2 below, after the date hereof, the grant by the Company of the Options, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, hereby agree as follows.
          1. Non-Competition and Non-Solicitation. The Participant hereby covenants and agrees that at all times during his or her employment with the Company and for a period of twelve months after the termination of the Participant’s employment with the Company for any reason whatsoever (including a termination due to the Participant’s Retirement or Total Disability), he or she will not, without the prior written consent of PepsiCo’s chief personnel officer or chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, engage in any activities prohibited in the following Paragraphs B.1(a) through (c):
               (a) The Participant shall not, in any country in which the Company operates, accept any employment, assignment, position or responsibility, or provide services in any capacity or acquire any ownership interest which involves the Participant’s Participation in an entity that markets, sells, distributes or produces Covered Products, unless such entity makes retail sales or consumes Covered Products without in any way competing with the Company;
               (b) With respect to Covered Products, the Participant shall not directly or indirectly solicit for competitive business purposes any customer or Prospective Customer of the Company called on, serviced by, or contacted by the Participant in any capacity during his or her employment; or
               (c) The Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), solicit any Company employee to leave the Company’s employment or to accept any position with any other entity.
          2. Non-Disclosure. In order to assist the Participant with his or her duties, the Company shall continue to provide the Participant with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company (“Confidential Information”). Such Confidential Information shall include all non-public information the Participant acquired as a result of his or her positions with the Company which might be of any value to a competitor of the Company, or which might cause any economic loss or substantial embarrassment to the Company or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such Confidential Information include, without limitation, non-public information about the Company’s customers, suppliers, distributors and potential acquisition targets; its business operations, structure and methods of operation; its product lines, formulae and pricing; its processes, machines and inventions; its research and know-how; its production techniques; its financial data; its advertising and promotional ideas and strategy; information maintained in its computer systems; devices, processes, compilations of information and records; and its plans and strategies. The Participant agrees that such Confidential Information remains confidential even if committed to the Participant’s memory. The Participant agrees, during the term of his or her employment and at all times thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to, customers, competitors, or governmental agencies), without the Company’s prior written consent, any Confidential Information of the Company, except as necessary in his or her position with the Company.
          3. Return of Confidential Information and Company Property. The Participant agrees that whenever the Participant’s employment with the Company ends for any reason, (a) all documents containing or referring to the Company’s Confidential Information as may be in the Participant’s possession, or over which the Participant may have control, and all other property of the Company provided to the Participant by the Company during the course of the Participant’s employment with the Company will be returned by the Participant to the Company immediately, with no request being required; and (b) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment, and similar items relating to the business of the Company, whether prepared by the Participant or otherwise, coming into the Participant’s possession or control during the course of his employment shall remain the exclusive property of the Company, and shall be delivered by the Participant to the Company immediately, with no request being required.
          4. Misconduct. The Participant shall not engage in any of the following acts that are considered to be contrary to the Company’s best interests during the term of his or her employment with the Company: (a) violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company, (b) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of his or her employment with the Company, or (c) engaging in any activity which constitutes gross misconduct.
          5. Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph B are ancillary or a part of; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the restrictions contained in this Paragraph B are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Participant, gives rise to the Company’s interest in the covenants set forth in this Paragraph B.
          6. Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Paragraphs B.1 through B.4 of this Agreement is a material and important term of this Agreement which has induced the Company to provide for the award of the Options granted hereunder, the disclosure of Confidential Information referenced herein, and the other promises made by the Company herein. The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Paragraphs B.1 through B.4 or (ii) all or any part of Paragraph B is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:
               (a) Cancel any unexercised Options granted hereunder; and

               (b) Require the Participant to pay to the Company all gains realized from the exercise of any Options granted hereunder.
          7. Equitable Relief. In the event the Company determines that the Participant has breached or attempted or threatened to breach any term of Paragraph B, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against the Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
          8. Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Paragraph B shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Paragraph B.
          9. Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement. The Participant and the Company thereby acknowledge the reasonableness of the restrictions set forth in Paragraph B, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. The Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living. The Participant agrees that if any covenant contained in Paragraph B of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.
          10. Provisions Independent. The covenants on the part of the Participant in this Paragraph B shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
          11. Notification of Subsequent Employer. The Participant agrees that the Company may notify any person or entity employing the Participant or evidencing an intention of employing the Participant of the existence and provisions of this Agreement.
          12. Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below) as a result of actions by PepsiCo, any reference to “Company” in this Paragraph B shall be deemed to refer to such Related Entity in addition to the Company.

     C. Additional Terms and Conditions.
          1. Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of PepsiCo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares which the Participant may purchase pursuant to the Options and the Option Exercise Price at which the Participant may purchase such shares shall be adjusted as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee.
          2. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), the following provisions shall apply:
               (a) If the successor corporation (or affiliate thereto) (1) assumes the outstanding Options or (2) replaces the outstanding Options with equity awards that preserve the existing value of such Options at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule that is the same or more favorable to the Participant than the vesting schedule applicable to such Options, then the outstanding Options or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Paragraph C.2(c) below.
               (b) If the outstanding Options granted hereunder are not assumed or replaced in accordance with Paragraph C.2(a) above, then upon the Change in Control, (1) the outstanding Options granted hereunder shall immediately vest and become exercisable and shall remain outstanding in accordance with their terms and (2) notwithstanding Paragraph C.2(b)(1) but after taking into account the accelerated vesting set forth therein, the Board may, in its sole discretion, provide for cancellation of the outstanding Options at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to the Participant that is determined by the Board in its sole discretion and that is at least equal to the excess, if any, of the value of such consideration over the Option Exercise Price for such Options.
               (c) If the outstanding Options granted hereunder are assumed or replaced in accordance with Paragraph C.2(a) and the Participant’s employment with the Company (of, if applicable, a successor corporation) is terminated by the Company or such successor for any reasons other than Cause or by the Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of the Participant’s termination, the outstanding Options granted hereunder shall immediately vest and become exercisable and shall remain outstanding until the Expiration Date. For purposes of this Paragraph C.2, “Cause” and “Good Reason” are defined in the Plan and a termination for Cause or Good Reason is subject to the terms and conditions set forth in the Plan.
          3. Nontransferability. Unless the Committee specifically determines otherwise: (a) the Options are personal to the Participant and, during his or her lifetime, may be exercised only by the Participant, and (b) the Options shall not be transferable or assignable, other than, in the case of the Participant’s death, by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.
          4. Buy-Out of Option Gains. Except as provided in Paragraph C.2, at any time after any Option becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Participant, to cancel such Option and to cause PepsiCo to pay to the

Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option as of the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by PepsiCo as promptly as possible after the date of the Buy Out Notice and shall be made in shares of Common Stock. The number of shares shall be the greatest number of whole shares determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice. Payments of any such buy out amounts shall be made net of the minimum applicable foreign, federal (including FICA), state and local withholding taxes, if any.
          5. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
               (a) “Covered Products” means any product which falls into one or more of the following categories, so long as the Company is producing, marketing, selling or licensing such product anywhere in the world: beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks, and value added dairy drinks; juices and juice products; snacks, including salty snacks, sweet snacks, meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrup; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service which the Participant had reason to know was under development by the Company during the Participant’s employment with the Company.
               (b) “Fair Market Value” of a share of PepsiCo Common Stock on any date shall mean an amount equal to the mean of the high and low sales prices for a share of PepsiCo Common Stock as reported on the composite tape for securities listed on The New York Stock Exchange, Inc. on the date in question (or if no sales of Common Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange).
               (c) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.
               (d) “Prospective Customer” shall mean any individual or entity of which the Participant has gained knowledge as a result of the Participant’s employment with the Company and with which the Participant dealt with or had contact with during the six (6) months preceding his or her termination of employment with the Company.
               (e) “Related Entity” shall mean any entity as to which the Company directly or indirectly owns 20% or more of the entity’s voting securities, general partnership interests, or other voting or management rights at the relevant time.
               (f) “Retirement” shall mean (i) early, normal or late retirement under the U.S. pension plan of the Company in which the Participant participates (if any), (ii) retirement as explicitly set out in an individual agreement between the Company and the Participant for this purpose in effect on the Grant Date, (iii) termination of employment after attaining at least age 55 with at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), or (iv) retirement as otherwise determined by the Committee.
               (g) “Retirement Date” shall mean the effective date of Retirement.
               (h) “Total Disability” shall mean becoming totally and permanently disabled, as determined for purposes of the Company’s Long Term Disability Plan (or in the absence of such Disability Plan being applicable to the Participant, as determined by the Committee in its sole discretion).
          6. Notices. Any notice to be given to PepsiCo in connection with the terms of this Agreement shall be addressed to PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577, Attention: Vice President, Compensation, or such other address as PepsiCo may hereafter designate to the Participant. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.
          7. Binding Effect.
               (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PepsiCo, whether by merger, consolidation or the sale of all or substantially all of PepsiCo’s assets. PepsiCo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PepsiCo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PepsiCo would be required to perform it if no such succession had taken place.
               (b) This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Options may be transferred by will or the applicable laws of descent and distribution.
          8. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment. This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant’s employment relationship at any time. This Agreement shall survive the termination of the Participant’s employment for any reason.
          9. Registration, Listing and Qualification of Shares. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and PepsiCo Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate.
          10. Amendment; Waiver. The terms and conditions of this Agreement may be amended in writing by the chief personnel officer or chief legal officer of PepsiCo (or either of their delegates), provided, however, that (i) no such amendment shall be adverse to the Participant without the Participant’s written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law including the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company’s failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not be deemed to be a waiver of such provision or any such right, power or remedy which the Board, the Committee or the Company has under this Agreement.
          11. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
          12. Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Options outstanding under the Plan at the time of such action shall not, without the Participant’s written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted). All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Options permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.
          13. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:
               (a) the Option grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Options already granted under the Plan);
               (b) the Participant has been provided a copy of PepsiCo’s Prospectus relating to the Plan, the Options and the shares covered thereby;
               (c) stock options are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Options pursuant to this Agreement to require options or other awards to be granted to him/her in the future under the Plan or any other plan;
               (d) upon exercise of the Options the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise and/or, to the extent necessary, any balance may be withheld from the Participant’s wages;

               (e) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;
               (f) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant’s employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options will not be extended by any such period;
               (g) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations; and, in the event that any of the Participant’s Options, including any such awards previously granted, become subject to the Indian fringe benefit tax (“FBT”), the Participant will be responsible for the FBT imposed on such awards and consents to provide payment to the Company of the applicable FBT at the time such FBT is due in accordance with the procedures specified from time to time by the Company; and
               (h) this Agreement will be interpreted and applied so that the Options will not be subject to Code Section 409A. If, notwithstanding the preceding sentence, the Options become subject to Code Section 409A, this Agreement will be modified to the extent the Committee reasonably determines that is necessary or appropriate for such Options to comply with Code Section 409A.
          14. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the Options granted hereunder unless and until such Options are exercised and the shares have been registered in the Participant’s name as owner.
          15. Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company or any Related Entity any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell shares of PepsiCo Common Stock acquired by the Participant upon exercise of his or her Options, or the Company may deduct funds equal to the amount of such obligation from other funds due to the Participant from the Company.
          16. Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
          17. Data Privacy. Participant hereby acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Paragraph C.17. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company and Participant’s employer hold certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of PepsiCo Common Stock, or details of all options, restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). PepsiCo and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and PepsiCo and/or any of its subsidiaries may each further transfer Data to any third parties assisting PepsiCo in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant’s authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.
          18. Stock Ownership / Exercise & Hold Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is subject to the Company’s Stock Ownership or Exercise & Hold Guidelines, the Participant shall not sell any shares obtained upon exercise of the Options unless such sale complies with the Stock Ownership and Exercise & Hold Guidelines as in effect from time to time.
          19. Governing Law. Notwithstanding the provisions of Paragraphs C.12 and C.13, this Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law rules or principles.
          20. Choice of Venue. Notwithstanding the provisions of Paragraphs C.12 and C.13, any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Participant or the Company only in the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
          21. Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

PepsiCo Stock Option Retention Award Summary
Executive Name:
Grant Date:
AWARD DETAILS
STOCK OPTIONS AWARD
Stock Options Award Face Value: $
Option Exercise (Grant) Price: $
Number of Options Granted:
Vesting Dates*:
          Options shall vest on
          Options shall vest on
Expiration Date:

*	Vesting and exercisability are subject to the terms and conditions of the award
AWARD ACCEPTANCE
This PepsiCo Stock Option Retention Award (“Award”) is not considered valid unless you accept it on or before [insert date 180 days after notification]. At the bottom of this Award Summary, you can indicate that you either “Accept” or “Reject” the Award. By pressing the “Accept” button below and accepting your Award, you acknowledge having received and read this Award Summary, the Terms and Conditions document and the Plan under which this Award was granted and you agree to comply with, and be bound by, the terms and conditions of the Plan, this Award Summary and the Terms and Conditions document. If you “Reject” this Award, the Award will be null and void and will NOT become yours. Likewise, if you do not either “Accept” or “Reject” this Award on or before [insert date 180 days after notification], the Award will be null and void and will NOT become yours.

ACCEPT	REJECT